Exhibit 99.1

D3ESPORTS ANNOUNCES JOINT VENTURE WITH

THE LEARNING PARTNERSHIP AND DAWSON RACING

TO FORM STEMGEN CONNECT

Houston, TEXAS, May 21, 2019…D3esports, a division of StemGen, Inc. (OTC: SGNI), today announced a joint venture with UK-based The Learning Partnership (TLP) and Houston-based Dawson Racing with the creation of StemGen Connect.

The integration of the technologies from the three companies, into a single virtual-to-real motorsports-based Science, Technology, Engineering and Mathematics (STEM) enrichment and collaboration learning environment, will drive the launch this year of an esports competition for school networks and their students.

TLP has pioneered major advances in educational leadership, teaching and learner engagement over the past decade, creating a social learning platform division for education, www.DendriteConnect.com. Dendrite Connect empowers students, teachers and parents around the globe to engage in STEM programs, challenges, projects and careers. Dendrite Connect enables collaboration between its members through content sharing, chat forums and networks of users and career opportunities tailored to each member as they journey through education.

“We are very pleased to announce our joint venture and the creation of StemGen Connect,” said Simon Dawson, CEO/President of D3esports. “The Learning Partnership and its Dendrite Connect division, lead the field in STEM activation programs in the UK with an emerging presence in India, South East Asia and Africa. Adding D3esports breadth and connections in state-of-the-art esports technology and Dawson Racing’s 40-plus years of motorsports knowledge and experience creates a powerhouse to advance our programs at lightspeed. We couldn’t be more excited to commence activation with our partners.”

“TLP has worked tirelessly over the past decade to pioneer major advances in educational leadership, teaching and learner enrichment programs in STEM education,” said Aulden Dunipace, CEO of The Learning Partnership, based in Oxford, England. “As we expand our STEM outreach in the U.S. and around the globe, the formation of StemGen Connect in partnership with D3esports and Dawson Racing, with its virtual-to-real motorsports educational programs, provide a globally significant collaboration between our STEM platforms and their unique application of learner engagement.”

D3esports was founded in May 2018 and launched in July 2018 at Dave and Buster’s Houston flagship location. Through their D3 division, the company has extensive experience in real motorsports for over 40 years.

The Learning Partnership was founded in 2010 by British educationalist Aulden Dunipace to lead educational engagement with neuroscientific discovery. Dendrite Connect was developed as a social learning platform in 2012, seeking to deliver inspirational STEM education for students around the globe.

ABOUT STEMGEN, INC.

StemGen, Inc. (https://stemgencorp.com/), a Delaware corporation based in Angleton, Texas, is a virtual to real gaming platform in the motorsports industry.

NOTICE REGARDING FORWARD LOOKING STATEMENTS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.

CONTACT:

Barbara J. Burns, BurnsGroup PR

barbara@burnsgrouppr.com or +1 770-329-7134